SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2011

WATTS WATER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845

(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.              Costs Associated with Exit or Disposal Activities.

As of September 27, 2011, Watts Water Technologies, Inc. (the “Company”) notified affected employees in North America that their employment is being terminated under a plan of termination that was previously committed to by management on August 15, 2011.  The plan of termination will result in the reduction of approximately 10% of the Company’s North America non-direct payroll cost.  Employees affected by the plan of termination will be provided with severance payments and outplacement assistance.  The plan of termination is intended to improve the Company’s cost leverage in response to the expected continued slowdown in the Company’s residential and commercial businesses.  Outside of North America, several cost saving actions are also underway and opportunities for additional cost savings are under review.

In connection with the plan of termination in North America, the Company expects to incur total expenses relating to termination benefits of approximately $1.1 million in the third quarter of 2011.  The Company expects to complete substantially all of the activities related to the plan of termination in North America by September 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2011	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage

Kenneth R. Lepage
General Counsel